Exhibit 99.1

NEWS RELEASE

	Contacts:	Alan Krenek,
Chief Financial Officer
Basic Energy Services, Inc.
817-334-4100
FOR IMMEDIATE RELEASE
Jack Lascar/Sheila Stuewe
Dennard ▪ Lascar Associates
713-529-6600

BASIC ENERGY SERVICES REPORTS

 SECOND QUARTER 2013 RESULTS

FORT WORTH, Texas – July 25, 2013 – Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) today announced its financial and operating results for the second quarter and six months ended June 30, 2013.

SECOND QUARTER HIGHLIGHTS

Second quarter 2013 revenue increased seven percent to $325.7 million from $304.4 million in the first quarter of 2013, and decreased ten percent from the $361.5 million generated in the second quarter of 2012.

For the second quarter of 2013, Basic reported a net loss of $12.8 million, or $0.32 per basic and diluted share, compared to a net loss of $8.8 million, or $0.22 per basic and diluted share, reported in the first quarter of 2013.  Last year in the second quarter, Basic reported net income of $14.7 million, or $0.36 per diluted share.

Excluding a special item, Basic generated a loss of $6.2 million, or $0.15 per basic and diluted share.  The special item was related to a $6.6 million ($8.0 million pre-tax), or $0.17 per diluted share, after-tax reserve for an expected settlement associated with an accident that occurred in 2008.  Second quarter 2012 net income before special items was $16.0 million, or $0.39 per diluted share, when excluding approximately $635,000 ($1.0 million pre-tax), or $0.02 per diluted share, of corporate office relocation expenses, $1.8 million ($2.9 million pre-tax), or $0.04 per diluted share, of prior years’ state sales and use taxes associated with an audit, and a $1.1 million ($1.9 million on a pre-tax basis), or $0.03 per diluted share, refund on Texas margin taxes related to 2008.

Adjusted EBITDA for the second quarter of 2013 increased 20% percent to $62.1 million, or 19% of revenue, from $51.5 million, or 17% of revenue, in the first quarter of 2013.  In the second quarter of 2012, Basic generated Adjusted EBITDA of $87.1 million, or 24% of revenue.  Adjusted EBITDA is defined as net income before interest, taxes, depreciation and amortization, loss on legal settlements, loss on sales and use tax audits, loss on relocation of corporate offices, and the net gain or loss from the disposal of assets.  EBITDA and Adjusted EBITDA, which are not measures determined in accordance with United States generally accepted accounting principles (“GAAP”), are defined and reconciled in note 2 under the accompanying financial tables.

Basic’s tax benefit for the second quarter of 2013 was $2.8 million, compared to a benefit of $7.4 million in the first quarter of 2013, and tax expense of $7.1 million in the second quarter of 2012.  The tax benefit in the second quarter of 2013 equals an effective tax rate of 18%, down from the first quarter effective tax benefit rate of 46%, and an effective tax rate in the second quarter of 2012 of 33%.  The decrease from the first quarter is primarily due to a revision in Basic’s pre-tax earnings estimates for the second half of the year.  Basic expects the full year effective tax rate to be in the mid-30 percent range, and the 18% rate in the second quarter computes to a six month effective tax rate of 32%.

Ken Huseman, Basic’s President and Chief Executive Officer, stated, “Demand for our services improved modestly over the course of the quarter with the sequential increase in revenue essentially matching our recent guidance.  As stated in our monthly updates, oil and liquids driven markets are extremely active with demand increasing along the typical seasonal pattern but activity in dry gas markets remained very slow.

“That overall market improvement did not alleviate the intense price competition we’ve seen develop in most of our operating areas.  Service providers continue to crowd into the busier markets effectively capping, if not reducing, revenue rates and putting a floor on labor costs. Despite that competitive environment, margins actually improved in our Well Servicing and Completion and Remedial Services segments as utilization increases absorbed overhead and we reduced costs.  Margins in the Fluid Services segment dropped 70 basis points due to seasonal shifts away from high margin frac heating activity and reductions in tank rental rates.  Day rates were flat in our Contract Drilling segment but margins declined as we stacked one rig and completed a couple of major repairs.

“Consistent with previous commentary, we are limiting capital investment and have spent seven percent less than the approved capital budget at the mid-point of the year.  Capital is being deployed for those high margin rental equipment items and salt water disposal wells but we have moved equipment around to match demand in our other service lines. We will continue to hold the line on capital spending and expect to spend less than $165 million in 2013 unless we see a sustained increase in activity.

“While we see stable oil and gas prices over the near term, our outlook for the remainder of the year is more subdued than our prior projections for the balance of 2013.  We do not expect a significant pick-up in drilling activity although demand for completion services may edge up along with the move to more complex horizontal wells.  Production activity should remain at the current level but we no longer expect any substantial bump from gas-oriented markets.  Continued price competition makes it difficult to project any meaningful revenue increase, so we expect third quarter revenue to be essentially flat with the second quarter.  We will have to continue to aggressively manage costs but believe we can keep margins flat with the second quarter.

“I want to commend our management team for their success in holding our position in the market while protecting our rate structure and margins thus far in 2013.  We’ll continue to focus on building our market share, keeping our experienced employee base intact and finding ways to streamline our operations and reduce our cost structure.”

2013 FIRST SIX MONTHS HIGHLIGHTS

Revenues declined 14% to $630.1 million for the first six months of 2013 compared to $732.4 million during the comparable period of 2012.

Adjusted EBITDA for the first six months of 2013 decreased to $113.6 million, or 18% of revenue, compared to $179.5 million, or 25% of revenue, for the first six months of 2012.  Adjusted EBITDA excludes the special item discussed above for 2013.  For 2012, it excludes $1.0 million in headquarter relocation expenses and $2.9 million in prior years’ sales and use taxes associated with an audit.  Adjusted EBITDA is reconciled in note 2 under the accompanying financial tables.

For the six-month period ended June 30, 2013, Basic reported a net loss of $21.6 million, or $0.53 per basic and diluted share.  Excluding the special item mentioned above, Basic generated a net loss of $16.1 million, or $0.40 per basic and diluted share.  For the first six-month period of 2012, Basic reported net income of $34.4 million, or $0.82 per diluted share.  Excluding the prior years’ sales and use tax audit liability ($1.8 million after tax, or $0.04 per diluted share) and charges associated with the relocation of Basic’s corporate headquarters ($0.6 million after tax, or $0.02 per diluted share), Basic generated net income of $35.6 million, or $0.85 per diluted share.

Business Segment Results

Completion and Remedial Services

Completion and Remedial Services revenue rose 12% to $132.2 million in the second quarter of 2013 from $118.4 million in the prior quarter.  The sequential increase in revenue was mainly due to higher stimulation services revenue from increased completions activity in our footprint. In the second quarter of 2012, this segment generated $156.6 million in revenue.

Segment profit in the second quarter of 2013 increased to $46.4 million compared to $39.4 million in the prior quarter.  Segment margin for the 2013 second quarter rose to 35% from 33% in the prior quarter, due to the higher revenues as well as continuing focus on reducing costs.  During the second quarter of 2012, segment profit was $63.5 million, or 41% of revenue.

As of June 30, 2013, Basic had approximately 292,000 hydraulic horsepower (hhp), compared to 292,000 hhp at the end of the previous quarter and 277,000 hhp as of June 30, 2012.

Fluid Services

Fluid Services revenue in the second quarter of 2013 rose two percent to $85.6 million compared to $84.3 million in the prior quarter.  The sequential increase in revenue was mainly due to the full quarter revenue contribution from the Atlas and PetroWater acquisitions that were completed in late February 2013, as well as an increase in fluid services trucks and trucking hours.  During the second quarter of 2012, this segment generated $90.6 million in revenue.

The weighted average number of fluid services trucks rose one percent to 972 during the second quarter of 2013, increasing by 9 trucks from the weighted average truck count of 963 during the first quarter of 2013.  The weighted average number of fluid services trucks was 918 during the second quarter of 2012.  Truck hours of 568,500 during the second quarter of 2013 rose two percent from the 555,600 generated in the first quarter of 2013, and were up three percent compared to 552,400 in the same period in 2012.

The average revenue per fluid service truck was $88,000 in the second quarter of 2013, the same as in the first quarter of 2013. In the comparable quarter of 2012, average revenue per fluid truck was $99,000.

Segment profit in the second quarter of 2013 was $26.3 million, or 31% of revenue, compared to $26.5 million, or 31% of revenue, in the prior quarter and declining from $32.4 million, or 36% of revenue, in the same period in 2012.

Well Servicing

Well Servicing revenues increased seven percent to $93.9 million during the second quarter of 2013 compared to $87.7 million in the prior quarter, due primarily to seasonally higher utilization combined with a two percent increase in average rate per hour.  Revenues from the Taylor manufacturing operations were $2.6 million in the second quarter, down from $3.7 million in the first quarter of 2013.  In the second quarter of 2012, Well Servicing revenues were $98.7 million.

At June 30, 2013, the well servicing rig count was 425, the same as the end of the prior quarter.  The weighted average number of well servicing rigs was 425 during the first and second quarters of 2013. During the second quarter of 2012, the weighted average well servicing rig count was 431. Rig hours increased six percent to 223,900 in the second quarter of 2013, compared to 210,800 in the previous quarter, and were down four percent from 232,500 in the comparable quarter of last year. Rig utilization was 74% in the second quarter of 2013, compared to 69% in the prior quarter and 75% in the second quarter of 2012.

Excluding revenues associated with the Taylor manufacturing operations, revenue per well servicing rig hour was up two percent to $408 in the second quarter of 2013 from $399 in the previous quarter and from $399 reported in the second quarter of 2012. The increase in revenue per rig hour was due to an increased level of plugging work and barge workover rig activity, both having higher revenue per hourly rates than our service rigs.

Segment profit in the second quarter of 2013 increased to $26.3 million from $22.7 million in the prior quarter and declined slightly from $26.9 million in the same period in 2012.  Segment profit margins increased to 28% in the second quarter of 2013 from 26% in the previous quarter. The sequential increase in segment margin resulted from increased utilization as well as lower unemployment payroll taxes in the second quarter versus the prior quarter.  In the second quarter of 2012, segment profit was 27% of revenue. Segment profit from the Taylor manufacturing operations was $502,000 in the second quarter of 2013 compared to $516,000 in the prior quarter and $508,000 in the second quarter of 2012.

Contract Drilling

Contract Drilling revenue was $14.0 million during the second quarter of 2013, the same as in the prior quarter.  During the second quarter of 2012, this segment generated $15.6 million in revenue.  Basic operated 12 drilling rigs during the second quarter of 2013, the same number of rigs as in the previous quarter and in the second quarter of 2012.  Revenue per drilling day in the second quarter of 2013 was $16,500, the same as in the previous quarter and up six percent from $15,500 in the second quarter of 2012.

Rig operating days during the second quarter of 2013 dipped slightly to 846 compared to 850 days in the prior quarter, resulting in rig utilization of 77% during the second quarter of 2013 compared to 79% during the prior quarter. The sequential decline in drilling rig utilization was mainly due to a reduction in demand for our medium-sized horsepower vertical drilling rigs.  In the comparable period in 2012, rig operating days were 1,007, producing a utilization of 92%.

Segment profit in the second quarter of 2013 was $4.2 million, down from $4.8 million in the prior quarter and decreasing from $5.8 million in the second quarter of 2012.  Segment margin of 30% declined sequentially from 35% in the prior quarter due mainly to increased repairs and maintenance costs, as well as the impact of the lower utilization.  Last year in the comparable period, segment margin was 37%.

G&A Expense

General and Administrative (“G&A”) expense in the second quarter of 2013 was $49.3 million, and included the legal settlement mentioned above. Excluding the settlement charge, G&A was $41.3 million, or 13% of revenue compared to last quarter’s G&A expense of $42.0 million, or 14% of revenue.  The sequential decline occurred due to lower payroll taxes in the second quarter, as the first quarter payroll taxes are seasonally higher, and lower bad debt expense. G&A expense was $41.6 million, or 11% of total revenue in the second quarter of 2012, which excludes $1.0 million in headquarter relocation costs and $2.9 million of prior years’ state sales and use tax assessments.

Cash and Total Liquidity

On June 30, 2013, Basic had cash and cash equivalents of approximately $95.6 million, increasing from $81.5 million at March 31, 2013 and down from $103.5 million on June 30, 2012.  At June 30, 2013, total liquidity was approximately $324 million, which included $228 million of availability under Basic’s $250 million revolving credit facility.

Legal Settlement

In July 2013, Basic reserved $8 million related to an expected settlement of a case stemming from an accident that occurred in 2008.

Capital Expenditures

Total capital expenditures during the six months ended June 30, 2013, including capital leases of $27.0 million, were approximately $104.6 million, comprised of $31.8 million for expansion projects, $63.9 million for sustaining and replacement projects and $8.9 million for other projects.  Expansion capital spending included $14.6 million for the Completion and Remedial Services segment, $13.2 million for the Fluid Services segment,  $2.0 million for the Well Servicing segment, and $2.0 million for the Contract Drilling segment.  Other capital expenditures are mainly for facilities and IT infrastructure.

Conference Call

Basic will host a conference call to discuss its second quarter 2013 results on Friday, July 26, 2013, at 9:00 a.m. Eastern Time (8:00 a.m. Central).  To access the call, please dial (480) 629-9771 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time.  The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Basic’s corporate website, www.basicenergyservices.com.

A telephonic replay of the conference call will be available until August 9, 2013 and may be accessed by calling (303) 590-3030 and using the pass code 4627652#.  A webcast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days.

About Basic Energy Services

Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area.  The company employs more than 5,700 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas, and the Rocky Mountain and Appalachian regions.

Additional information on Basic Energy Services is available on the Company’s website at www.basicenergyservices.com.

Safe Harbor Statement

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete.  However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for Basic’s services and any related material impact on its pricing and utilizations rates, (ii) Basic's ability to execute, manage and integrate acquisitions successfully, (iii) changes in Basic’s expenses, including labor or fuel costs and financing costs, and (iv) regulatory changes.  Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2012 and subsequent Form 10-Qs filed with the SEC.  While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated results will be achieved.  Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.

-Tables to Follow-

    1

Basic Energy Services, Inc.
Consolidated Statements of Operations, Comprehensive Income and Other Financial Data
(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012

Income Statement Data:	(Unaudited)		(Unaudited)
Revenues:
Completion and remedial services	$132,216	$156,560	$250,577	$320,980
Fluid services	85,601	90,592	169,931	185,917
Well servicing	93,921	98,723	181,596	194,625
Contract drilling	13,985	15,643	27,970	30,893
Total revenues	325,723	361,518	630,074	732,415
Expenses:
Completion and remedial services	85,847	93,098	164,854	190,123
Fluid services	59,296	58,221	117,171	121,068
Well servicing	67,600	71,864	132,603	139,114
Contract drilling	9,769	9,831	18,932	20,037
General and administrative (1)	49,321	45,540	91,278	86,898
Depreciation and amortization	52,067	45,536	101,848	89,520
Loss on disposal of assets	790	980	1,879	2,699
Total expenses	324,690	325,070	628,565	649,459
Operating income	1,033	36,448	1,509	82,956
Other income (expense):
Interest expense	(16,806)	(14,832)	(33,614)	(30,055)
Interest income	13	11	30	23
Other income	173	215	335	364
Income (loss) from continuing operations before income taxes	(15,587)	21,842	(31,740)	53,288
Income tax benefit (expense)	2,790	(7,105)	10,166	(18,920)
Net income (loss)	$(12,797)	$14,737	$(21,574)	$34,368
Earnings per share of common stock:
Basic	$(0.32)	$0.36	$(0.53)	$0.84
Diluted	$(0.32)	$0.36	$(0.53)	$0.82

Other Financial Data:
EBITDA (2)	$53,273	$82,199	$103,692	$172,840
Adjusted EBITDA (2)	62,063	87,093	113,571	179,453
Capital expenditures:
Acquisitions, net of cash acquired	-	23,185	16,463	41,769
Property and equipment	37,725	39,910	77,599	86,733

	As of
	June 30, 2013	June 30, 2012

	(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$95,619	$103,549
Net property and equipment	952,219	901,718
Total assets	1,588,995	1,510,382
Total long-term debt	847,644	754,712
Total stockholders' equity	355,575	391,637

	Three months Ended June 30,		Six months Ended June 30,
	2013	2012	2013	2012

Segment Data:	(Unaudited)		(Unaudited)
Completion and Remedial Services
Segment Profits as a percent of revenue	35.1%	40.5%	34.4%	40.8%

Fluid Services
Weighted average number of fluid service trucks	972	918	968	909
Truck hours (000's)	568.5	552.4	1,124.1	1,133.1
Revenue per fluid services truck (000's)	$88	$99	$176	$205
Segment profits per fluid services truck (000's)	$27	$35	$55	$71
Segment profits as a percent of revenue	30.7%	35.7%	31.1%	34.9%

Well Servicing
Weighted average number of rigs	425	431	425	427
Rig hours (000's)	223.9	232.5	434.7	463.8
Rig utilization rate	73.7%	75.4%	71.6%	76.0%
Revenue per rig hour, excluding manufacturing	$408	$399	$403	$396
Well servicing rig profit per rig hour	$111	$111	$105	$114
Segment profits as a percent of revenue	28.0%	27.2%	27.0%	28.5%

Contact Drilling
Weighted average number of rigs	12	12	12	12
Rig operating days	846	1,007	1,696	1,974
Revenue per day	$16,500	$15,500	$16,500	$15,600
Drilling rig profit per day	$5,000	$5,800	$5,400	$5,500
Segment profits as a percent of revenue	30.1%	37.2%	32.3%	35.1%

(1)

Includes approximately $3,312,000 and $3,200,000 of non-cash compensation expense for the three months ended June 30, 2013 and 2012, respectively, and $6,129,000 and $5,372,000 for the six months ended June 30, 2013 and 2012, respectively.

(2)

This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, or “EBITDA.”  This earnings release also contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation, amortization, the gain or loss on disposal of assets, the loss on sales and use tax audits, the loss on relocation of the corporate offices, and the loss on expected accident settlement or “Adjusted EBITDA.”  EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.  However, Basic believes EBITDA and Adjusted EBITDA are useful supplemental financial measures used by its management and directors and by external users of its financial statements, such as investors, to assess:

•	The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
•	The ability of its assets to generate cash sufficient to pay interest on its indebtedness; and
•	Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.

EBITDA and Adjusted EBITDA each have limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:

•	EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;
•	EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on, its debt;
•	EBITDA does not reflect income taxes;
•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in its industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

In addition to each of the limitations with respect to EBITDA noted above, the limitations to using Adjusted EBITDA as an analytical tool include:

•	Adjusted EBITDA does not reflect Basic’s gain or loss on disposal of assets;
•	Adjusted EBITDA does not reflect Basic’s loss on sales and use tax audits;
•	Adjusted EBITDA does not reflect Basic’s loss on relocation of corporate office;
•	Adjusted EBITDA does not reflect Basic’s reserve on an expected legal settlement; and
•	Other companies in our industry may calculate Adjusted EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

The following table presents a reconciliation of net income to EBITDA, which is the most comparable GAAP performance measure, for each of the periods indicated:

	Three months Ended June 30,		Six months Ended June 30,
	2013	2012	2013	2012

Reconciliation of Net Income to EBITDA:	(Unaudited)		(Unaudited)
Net income / (loss)	$(12,797)	$14,737	$(21,574)	$34,368
Income taxes	(2,790)	7,105	(10,166)	18,920
Net interest expense	16,793	14,821	33,584	30,032
Depreciation and amortization	52,067	45,536	101,848	89,520
EBITDA	$53,273	$82,199	$103,692	$172,840

The following table presents a reconciliation of net income to “Adjusted EBITDA,” which means our EBITDA excluding the loss on disposal of assets, loss on sales and use tax audit, loss on relocation of corporate office, and loss on expected legal settlement.

	Three months Ended June 30,			Six months Ended June 30,
	2013	2012		2013	2012

Reconciliation of Net Income to Adjusted EBITDA:	(Unaudited)			(Unaudited)
Net income / (loss)	$(12,797)	$14,737	-	$(21,574)	$34,368
Income taxes	(2,790)	7,105	-	(10,166)	18,920
Net interest expense	16,793	14,821	-	33,584	30,032
Depreciation and amortization	52,067	45,536	-	101,848	89,520
Loss on disposal of assets	790	980	-	1,879	2,699
Loss on sales and use tax audit	—	2,884		—	2,884
Loss on relocation of corporate office	—	1,030		—	1,030
Loss on expected legal settlement	8,000	—		8,000	—
Adjusted EBITDA	$62,063	$87,093		$113,571	$179,453